EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Robin Derin

Continental Grain Company/

Five Rivers Ranch Cattle Feeding LLC

(212) 207-5930

robin.derin@conti.com

Smithfield Foods Completes Sale Of Beef Processing

And Cattle Feeding Operations To JBS

Smithfield, Virginia (October 23, 2008)—Smithfield Foods, Inc. (NYSE: SFD) announced today that it has completed the previously announced sale of Smithfield Beef Group, Inc. (“Smithfield Beef”), its beef processing and cattle feeding operation, to JBS S.A. (Bovespa: JBSS3) for $565 million in cash.

The sale included 100 percent of Five Rivers Ranch Cattle Feeding LLC (“Five Rivers”), which previously was in a 50/50 joint venture with Continental Grain Company (“Continental Grain”). Immediately preceding the closing of the JBS transaction, Smithfield Beef acquired Continental Grain’s 50 percent investment in Five Rivers for 2,166,667 shares of Smithfield Foods’ common stock.

Smithfield Foods expects that the net proceeds of the JBS transaction (consisting of $565 million received at closing, plus approximately $150 million in net proceeds from the sale of the retained cattle inventory post-closing after payment of associated debt) will be used primarily for debt reduction.

“This transaction is significant for our shareholders,” said C. Larry Pope, Smithfield Foods president and chief executive officer. “We have dramatically improved our liquidity to about $900 million, which should help us weather the difficult markets ahead. Our balance sheet is much stronger today. Additionally, we have exited the beef business, where we had a small market share and little potential to grow,” he said.

As previously announced, the transaction excluded substantially all live cattle inventories held by Smithfield Beef and Five Rivers as of the closing date, together with associated debt. The excluded live cattle will be raised by JBS after the closing for a negotiated fee and sold at maturity at market-based prices.

The sale is subject to customary post-closing adjustments, including adjustments for differences in working capital at closing from agreed-upon targets.

Smithfield Foods’ legal advisors in connection with the transaction were Hunton & Williams LLP and Simpson Thacher & Bartlett LLP, who advised on antitrust and regulatory matters.

With sales of $11 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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